Exhibit 99.1
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                              FOR IMMEDIATE RELEASE
                                 April 16, 2003
                            CONTACT: Jerry L. Calvert
                              (864) 594-5690 (Work)
                              (864) 590-8858 (Cell)

First National Bancshares, Inc. Reports Record Net Income for First Quarter 2003

First National Bancshares, Inc., the bank holding company for First National Bank of Spartanburg, today reported record financial results for the first quarter ending March 31, 2003.

Net income before taxes for the first three months of 2003 was $278,758 or an increase of $247,180 or 783% over net income before taxes of $31,578 for the same period in 2002. Net income for the quarter ending March 31, 2003 was $179,016 or $.13 per diluted share, compared to $26,878 or $.02 per diluted share for the same period last year, an increase in net income of $152,138 or 566% and an increase in earnings per diluted share of $.11 or 550%. The effective tax rate for the quarter ending March 31, 2003 increased to 35.8% from 14.9% in the first quarter of 2002 as prior year tax losses were fully utilized during 2002.

At March 31, 2003, total assets were $150.1 million compared with $92.7 million at March 31, 2002, an increase of $57.4 million or 62%. Loans grew to a quarter-end total of $106.2 million, an increase of 53% over total loans at March 31, 2002 of $69.5 million. Deposits were $129.2 million at March 31, 2003 compared to $79.6 million at March 31, 2002, or an increase of 62%.

Jerry L. Calvert, President & CEO, stated, "We are excited to report that First National has had another excellent quarter, our sixth consecutive quarter of profitability. To exceed $150 million in assets in only three years of operation is an outstanding achievement."

Mr. Calvert continued, "We are optimistic about the balance of 2003 and we will continue efforts to serve our community and to be the bank of choice."

First National Bank of Spartanburg provides a wide range of financial services to consumer and commercial customers through three offices in Spartanburg County including trust and investment management services through Colonial Trust Company. The bank is a wholly-owned subsidiary of the bank holding company, First National Bancshares, Inc. Its stock is quoted on the OTC Bulletin Board under the symbol, FNSC. Additional information about First National is available on its web site at www.firstnational-online.com.

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.